CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION


         Pursuant to the General Corporation Law of Delaware, Biogan Medical International, Inc., certifies that the following amendment to the Certificate of Incorporation was adopted and approved by its Board of Directors:

                                       I.

         The name of the corporation is Biogan Medical International, Inc.

                                       II.

         The Board of Directors of the corporation by unanimous written consent of its members, adopted a resolution to amend the Certificate of Incorporation to change the name of the corporation to Biogan International, Inc. The resolution setting forth the proposed amendment is as follows:

         FIRST: The name of the corporation is Biogan International, Inc.

                                      III.

         That in lieu of a special meeting and vote of the stockholders, a majority of the holders of the common stock of the corporation agreed to the amendment to the Certificate of Incorporation by written consent as provided for in Section 228 of the General Corporation Law of Delaware and written notice of the adoption of said amendment has been given as provided in Section 228 of the General Corporation Law of Delaware to every stockholder entitled to such notice.

                                       IV.

         The number of shares of common stock of the corporation outstanding at the time of the adoption of the aforementioned amendment was 86,276,466 and the number of shares entitled to vote on the amendment was the same.

                                       IV.

         The number of shares of common stock voted for the amendment by way of written consent pursuant to Section 228 of the General Corporation Law of Delaware was 44,771,556 which constitutes a majority of the outstanding shares entitled to vote.

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                                       V.

         The aforesaid amendment was duly adopted in accordance with provisions of Sections 242 and 228 of the General Corporation Law of Delaware.

                                       V.

         That the capital of said corporation shall not be reduced under or by reason of said amendment.


         IN WITNESS WHEREOF, said Biogan Medical International, Inc., has caused its corporate seal to be affixed hereunto and this Certificate of Amendment to be signed by Rulon L. Tolman, its Vice President and by Robert C. Montgomery, its Secretary, this 1st day of September, 1997.


                                   BIOGAN MEDICAL INTERNATIONAL, INC.


                                   By:  /S/ RULON L. TOLMAN
                                      -----------------------------------------
                                        Rulon L. Tolman, Vice President

(SEAL)


By: /S/ ROBERT C. MONTGOMERY
   ------------------------------------
    Robert C. Montgomery, Secretary